Exhibit 10.63

Please quote our reference when replying Our Ref: JTC(L) 3601/2506/EO/mh
29 January 2007

TRIO-TECH INTERNATIONAL PTE LTD BLK 1008 TOA PAYOH NORTH #03-09 SINGAPORE 318996 ATTN: JALENE NG	JTC Corporation The JTC Summit 8 Jurong Town Hall Road Singapore 609434

	Contact Center hotline	1800 568 7000

	main line	(65) 6560 0056

BY LOCAL URGENT MAIL	facsimile	(65) 6565 5301

	website	www.jtc.gov.sg
Dear Sirs,
RENEWAL OFFER OF TENANCY FOR FLATTED FACTORY KNOWN AS PRIVATE LOT AI9597D AND ITS ANCILLARY SITE (ROOF-TOP INSTALLATION OF 1 COOLING TOWER, 2 WATER PUMPS AND 1 WATER TANK) AT BLK 1008 TOA PAYOH NORTH #07-17/18 SINGAPORE 318996
1	We are pleased to offer a tenancy of the Premises subject to the covenants, terms and conditions in the annexed Memorandum of Tenancy No. 27.09 (“the MT”) and in this letter (collectively called “the Offer”).

2	2.1 The Premises

Private Lot A19597D also known as Unit #07-17 /18 (“the Premises”) at BLK 1008 TOA PAYOH NORTH #07-17/18 SINGAPORE 318996 AND ITS ANCILLARY SITE (“the Building”) SINGAPORE(318996) as delineated and edged in red on the plan attached to the Offer.

2.2	Term of Tenancy

3 years (“the Term”) with effect from 1 December 2006 (“the Commencement Date”).

2.3	Tenancy
(a)	Your due acceptance of the Offer in accordance with Clause 3 of this letter shall, together with the Offer, constitute a binding tenancy agreement (“the Tenancy”).

(b)	In the event of any inconsistency or conflict between any covenant, term or condition of this letter and the MT, the relevant covenant, term or condition in this letter shall prevail.

2.4	Area
(a)	#07-17/18 Approximately 400.9 square metres (“the Area”).

(b)	Ancillary Site (Roof-top Installation) Approximately 2.3 square metres
2.5	Building Rent[1]
(a)	#07-17/18
(a l) Discounted rate of $9.45 per square metre per month on the area, for so long as you occupy by way of tenancy an aggregate floor are of 5,000 square metres in the Building or in the various flatted factories belonging to us;

(a 2) Normal Rent of $9.95 per square metre per month on the Area, in the event the the said aggregate floor area occupied is at any time reduced to below 5,000 square metres (when the discount shall be totally withdrawn) with effect from the date of reduction in the said aggregate floor area, and
(b)	Ancillary site (Roof-top installation)

$1.87 per square metre per month
(“Building Rent1”) to be paid without demand and in advance without deduction on the 1st day of each month of the year (i.e. 1st of January, February, March, etc.). After your first payment is made in accordance with Clause 3 of this letter and the attached Payment Table, the next payment shall be made on 1 February 2007.
2.6	Service Charge

For #07-17/18 only
$2.25 per square metre per month (“Service Charge”) on the Area, as charges for services rendered by us, payable by way of additional and further rent without demand on the same date and in the same manner as the Building Rent1, subject to our revision from time to time.

[1]	Building Rent in this context refers to rent in the Memorandum of Tenancy.

2.7	Security Deposit/Banker’s Guarantee

(For Building Rent — (Discounted))

Ordinarily we would require a tenant to lodge with us a security deposit equivalent to three (3) months’ Building Rent[1] and Service Charge. However, as an off-budget measure and as payment by GIRO has been made a condition with which you must comply under clause 3 of this letter, you shall, at the time of your acceptance of the Offer, place with us a deposit equivalent to one (1) month’s Building Rent[1] (at the discounted rate) and Service Charge (“Security Deposit”) as security against any breach of the covenants, terms and conditions in the Tenancy, as follows:
(a)	The Security Deposit may be in the form of cash or acceptable Banker’s Guarantee in the form attached (effective from 1 December 2006 to 28 February 2010), or such other form of security as we may in our absolute discretion permit or accept.

(b)	The Security Deposit shall be maintained at the same sum throughout the Term and shall be repayable to you without interest, or returned to you for cancellation, after the termination of the Term (by expiry or otherwise) or expiry of the Banker’s Guarantee, as the case may be, subject to appropriate deductions or payment to us for damages or other sums due under the Tenancy.

(c)	If the Building Rent[1] at the discounted rate is increased to the normal rate, or Service Charge is increased, or any deductions are made from the Security Deposit, you shall immediately pay the amount of such increase or make good the deductions so that the Security Deposit shall at all times be equal to one (1) month’s Building Rent[1] (at the normal or discounted rate, as the case may be) and Service Charge.

(d)	If at any time during the Term, your GIRO payment is discontinued, then you shall place with us, within two (2) weeks of the date of discontinuance of your GIRO payment, the additional sum equivalent to two (2) months’ Building Rent[1] and Service Charge, so that the Security Deposit shall at all times be equal to three (3) months’ Building Rent[1] (at the normal or discounted rate, as the case may be) and Service Charge for the remaining period of the Term.

(e)	If at any time during the Term the off-budget measure is withdrawn you shall, if required in writing by us, also pay to us the additional sum equivalent to two (2) months’ Building Rent[1] and Service Charge, so that the Security Deposit shall at all times be equal to three (3) months’ Building Rent[1] (at the normal or discounted rate, as the case may be) and Service Charge for the remaining period of the Term.

2.8	Mode of Payment
(a)	Your first payment to be made with your letter of acceptance in accordance with Clause 3 of this letter and the attached Payment Table shall be by non-cash mode (eg, Cashier’s Order, cheque).

(b)	Thereafter during the Term, you shall pay Building Rent[1], Service Charge and GST at prevailing rate by Interbank GIRO or any other mode to be determined by us.

(c)	You have an existing account with us from which we shall deduct the aforesaid payments.

(d)	However, pending finalisation for the GIRO arrangement, you shall pay Building Rent[1], Service Charge and GST at prevailing rate as they fall due by cheque or Cashier’s Order.
2.9	Authorised Use:
(a)	#07-17/18 You shall use the Premises for the purpose of IC TESTING only and for no other purpose whatsoever (“the Authorised Use”), and

(b)	Roof-top installation of 1 cooling tower, 2 water pumps and 1 water tank only.
2.10	Loading Capacity
(a)	Normal (Ground & Non-ground) Floor Premises:

You shall comply and ensure compliance with the following restrictions:
(al)	maximum loading capacity of the goods lifts in the Building; and

(a2)	maximum floor loading capacity of 10 kiloNewtons per square metre of the Premises on the 7th storey of the Building PROVIDED THAT any such permitted load shall be evenly distributed.
(b)	You shall therefore, subject to our prior written consent, provide at your own cost suitable and proper foundation for all machinery, equipment and installation at the Premises.
2.11	Reinstatement of Premises

You shall reinstate the Premises in accordance with clauses 2.15 and 2.22 of the MT. The required reinstatement works shall be conveyed to you after an inspection of the Premises.

2.12	Special Conditions:-
(a)	Roof- Top Premises

You will comply and ensure compliance with the following restrictions:
(i)	You shall not puncture the roof slab and your equipment and installations shall not exceed the floor loading of 1.5 KiloNewtons per square metre.

(ii)	You shall be responsible for reinstating any damage caused to JTC’s or our tenant’s properties or any [works] affected resulting from your installation works and shall indemnify JTC against all damages, losses or third party claims arising from the installation works and the use of your installations.

(iii)	You shall maintain your installations in good condition at all times.
We shall not be liable for any loss or damage that you may suffer from any substance or cracking of the roof slabs and aprons of the Building.
(b)	Reinstatement:

You shall be responsible for reinstating any damage caused to our property or our tenant’s properties resulting from your installation works and shall indemnify us against all damages, losses or third party claims arising from the installation works and the use of your installations.

(c)	Security of the Premises:

You shall be responsible for the security and safety of the Premises and the water tanks and cooling towers serve.

(d)	Determination of Tenancy:

The Tenancy of the Premises shall be determined at any time either:-
(i)	at the expiry of a three-month written notice, as from the date of the said notice, from the Landlord to the Tenant; OR

(ii)	at the determination (by expiry or otherwise ) of the Tenant’s tenancy at the factory unit known as Unit #07-17/18 at Blk 1008 Toa Payoh North (the “Principal Unit”) in respect of which the Roof Top Installation serves.
In either event, we shall not be held responsible or liable for any cost, damage, loss or expense arising therefrom.

(iii)	Upon termination of the tenancy by expiry or otherwise, you are required to remove your equipment and other installations and reinstate the rooftop area to our satisfaction at your cost.
(e)	Third Party Rights:

A person (which term includes a body corporate) who is not a party to this tenancy shall have no right under the Contracts (Rights of Third Parties) Act (as amended or revised from time to time) to enforce the covenants, terms or conditions of this Tenancy.
2.13	Amendments to the Memorandum of Tenancy (Ground Site):

The following Covenants and Conditions in the Memorandum of Tenancy i.e. clause 2.18, 4.02 (a)(ii) and 4.03(a)(ii) shall be deleted and replaced as follows:
“2.18	Emergency Lighting:

Subject to clauses 2.12,2.13 and 2.14, you shall, if required by us, install emergency lighting at such locations in the Premises as may be determined by us. ”

“4.02(a)(ii)	on the Tenant by registered or ordinary post to or by leaving or affixing it at the business address, the Premises or the Principal Unit/s NOTWITHSTANDING THAT it is returned by the post office undelivered;”

“4.03(a)(ii)	the Tenant by registered post to or by leaving or affixing it at the business address, the Premises or the Principal Unit/s NOTWITHSTANDING THAT it is returned by the post office undelivered. ”
2.14	Option for Renewal of Tenancy
(a)	You may within 3 months before the expiry of the Term make a written request to us for a further term of tenancy.

(b)	We may grant you a further term of tenancy of the Premises subject to the following:
(bl)	there shall be no breach of your obligations at the time you make your request for a further term, and at the expiry of the Term;

(b2)	the duration of the further term shall be mutually agreed upon;

(b3)	the rent payable shall be at a revised rate to be determined by us, having regard to the market rent of the Premises at the time of granting the further term. Our determination of the Building Rent[1] shall be final and conclusive; and

(b4)	the tenancy for the further term shall be upon the same covenants, terms and conditions except for the duration, Building Rent[1], security deposit (which shall be equivalent to three (3) month’s Building Rent[1] and Service Charge instead of one (1) month), and excluding a covenant of tenancy.
3	Mode of Due Acceptance

The Offer shall lapse if we do not receive the following by 12 February 2007:
(a1)	Duly signed letter of acceptance of the Offer, in the form set out in the Letter of Acceptance attached. (Please date as required in your letter of acceptance)

(a2)	Payment of the sum set out in the Payment Table attached.
4	You may submit your acceptance and payment by post or if you wish to make a submission personally, you may do so at our Contact Centre at The JTC Summit at 8 Jurong Town Hall Road. Please bring a copy of this letter when making your submission.

5	Please note that payments made prior to your giving us the other items listed above may be cleared by and credited by us upon receipt. However, if those other items are not forthcoming from you within the time stipulated herein, the Offer shall lapse and there shall be no contract between you and us arising hereunder. Any payments received shall then be refunded to you without interest and you shall have no claim of whatsoever nature against us.

6	Variation to the Tenancy

Any variation, modification, amendment, deletion, addition or otherwise of the Offer shall not be enforceable unless agreed by both parties and reduced in writing by us. No terms or representation or otherwise, whether expressed or implied, shall form part of the Offer other than what is contained herein.

7	The car park for Block 1008 Toa Payoh North is currently managed by P-Parking International Pte Ltd and you will have to observe and be bound by all the rules and regulations governing the use and operation of the car park. You are requested to contact:

Mr Johnson Tan 736A Geylang Road, Singapore 389647 Tel: 67494119
on your use of the carpark.

8	Exclusion of the Contracts (Right of Third Parties) Act

A person who is not a party to this Offer shall have no right under the Contracts (Rights of Third Parties) Act (as may be amended or revised from time to time) to enforce any of the covenants, terms or conditions of this Offer.

9	Jurisdiction & Governing Law

This Offer shall be interpreted in accordance with the laws of Singapore and any legal proceedings, actions or claims arising from or in connection with the Offer shall be commenced in and heard before the courts of Singapore and you agree to irrevocably submit yourself to the exclusive jurisdiction of the courts of Singapore.

10	Please also note that our granting of your request/application herein does not at any time prejudice or waive any of our rights or remedies for breaches of your obligations to us. Any waiver by us, to be effective, must be clearly and specifically stated in writing. In addition, no failure or delay on the part of JTC to exercise any right or remedy under this Offer shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude the further exercise of such right or remedy.

11	To guide and assist you, we enclose a Schedule of Statutory Controls for Flatted Factory Occupants.
Yours faithfully
Eddy Ong
Senior Officer (Lease Management)
Flatted Factory & Business Park Department
Customer Services Group

DID	: 68833721
HP	: 91252919
FAX	: 68855936
Email	: ongkye@jtc.gov.sg

ENCS:	[ Payment Table Specimen BG
Plan Specimen Acceptance Form MT No. 27.09
Memorandum of Tenancy (Ground Site)
Schedule of Statutory Controls (SC3)]

Annex A1
OFFER OF TENANCY FOR PREMISES AT BLK 1008 TOA PAYOH NORTH #07-17/18 SINGAPORE 318996

	Amount		GST
Site: A19597D: Building Rent at $9.95 per sqm per month on 400.9 sqm for period 1 December 2006 to 31 December 2006	$3,988.96
Less: Bulk discount of 5% at $0.50 per sqm per month for period 1 December 2006 to 31 December 2006	$200.45
	$3,788.51
Service charge at $2.25 per sq m per month on 400.9 sq m for period 3 December 2006 to 31 December 2006	$902.03
	$4,690.54		$234.53
Amount to be deducted through GIRO		$4,925.07
Deposit equivalent to 3 months’ Building Rent and Service Charge (or Banker’s Guarantee)	$14,071.62
Less: Deposit equivalent to 2 month’s Building Rent and Service Charge (Off-budget Measure)	$9,381.08		$4,690.54
Sub-Total Payable		$4,690.54
c/f		$4,690.54